Exhibit 99.2

FOR IMMEDIATE RELEASE

February 26, 2019	NYSE American: REI

RING ENERGY, INC. SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE NORTH CENTRAL BASIN ASSETS FROM

WISHBONE ENERGY PARTNERS

Company Doubles Production, EBITDA, Proved Reserves and PV-10, Creating the Largest Horizontal San Andres Company on the Platform / Northwest Shelf

Midland, TX. February 26, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Company”) (“Ring”) announced today that it has entered into a definitive agreement with Wishbone Energy Partners, LLC and its affiliates (“Wishbone”) to acquire its North Central Basin Platform assets located primarily in Southwest Yoakum County, Texas and East Lea County, New Mexico. The total purchase price for the acquisition is $300 million, comprised of $270 million of cash and $30 million of common stock of the Company. SunTrust Bank has provided a financing commitment letter for an increased $1 billion senior credit facility with a borrowing base of $425 million. SunTrust Robinson Humphrey will act as lead arranger and book manager for the financing. The transaction is expected to close early in the second quarter, 2019, with an effective date of November 1, 2018.

The assets consist of 49,754 gross (37,206 net) acres of mostly contiguous leasehold. Ring will be the operator and have a 77% working interest and a 58% net revenue interest. The acreage is adjacent to the prolific Wasson and Brahaney fields. There is a base of 127 gross wells currently producing an average daily net production of 6,000 Boe. The assets are approximately 96% operated by current production volume. In addition, current infrastructure includes 1,385 acres of owned surface rights, 21 saltwater disposal wells, 15 source water wells, five frac ponds and three caliche pits for road material and new locations.

Impactful, Immediately Accretive Acquisition –

•	Ring’s Proved NAV/share of $7.46(1) increases to pro forma Proved NAV/share of $11.33(2), a 52% increase.
•	Doubles Production – Pro forma of 12,100 Boe/d, a 98% increase.
•	Doubles Proved Reserves(3) – Pro forma of 70.9 MMBoe, a 94% increase.
•	Doubles Future EBITDA.
•	Increases prospective horizontal San Andres locations by 363.
•	Low projected leverage of < 2.0x by YE2019 and < 1.5 by YE2020.
•	No capital markets required to fund acquisition due to increased credit facility.
•	Reassures the ability to reach future cash flow neutral/positive in second half of 2019.

(1)	Proved NAV/share calculated as YE2018 Proved PV-10 based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas) less total debt divided by current shares outstanding.
(2)	Pro forma Proved NAV/share calculated as pro forma YE2018 Proved PV-10 based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas) les pro forma total debt divided by pro forma shares outstanding.
(3)	Proved Reserves include PDP, PDNP and PUD.

Mr. Kelly Hoffman, CEO of Ring stated, “We are thrilled to announce the acquisition of these properties from Wishbone and appreciate the effort of all parties involved. The future is very bright based on the great results from its existing wells combined with the exceptional results we are experiencing with our on-going drilling and development program. This acquisition doubles our daily production, adds another 37,000 prime acres to our horizontal footprint and nearly doubles our proved reserves. We now have over twenty years of San Andres horizontal drilling inventory using a 2-rig development program. We believe this acquisition is a major step toward achieving our stated goals to continue to generate strong annualized production growth and to become cash flow neutral / positive by the second half of 2019. Our dedicated team has worked tirelessly to position our Company for the future, and with this acquisition we have built a tremendous platform that will lead to superior results for Ring Energy and its shareholders.”

Increased Scale and Growth Potential -

	Ring Energy, Inc.	Wishbone Energy Assets	Pro Forma	% Growth
San Andres Net Acres	76,028	37,206	113,234	49%
Proved Reserves (MMBoe)(1)	36.6	34.3	70.9	94%
Proved Developed Reserves
(MMBoe)	24.6	14.4	39.0	58%
Proved PV-10 ($MM)	$542	$582	$1,123	107%
Current Production (Boe/d)(2)	6,100	6,000	12,100	98%
Gross Hz San Andres Locations	882	363	1,245	41%

(1)	Ring reserves as of 12/31/18 based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas); Wishbone reserves per Ring internal estimates as of 12/31/18 and based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas). Proved Reserves include PDP, PDNP and PUD; Proved Developed Reserves include PDP and PDNP.
(2)	Estimated January 2019 average daily production

Prior to the Company’s 2018 Fourth Quarter and Twelve Month Financial and Operational conference call, management will post a slide presentation in the “Investor” section of the Company website (www.ringenergy.com) detailing the acquisition.

Advisors

SunTrust Robinson Humphrey acted as exclusive financial advisor to Ring. Baker Hostetler acted as legal counsel to Ring. CIBC and BMO acted as financial advisors to Wishbone. Vinson & Elkins LLP acted as legal counsel to Wishbone.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017, its Form 10-Q for the quarter ended September 30, 2018 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc. (702) 489-4447